Exhibit 99.1

For Immediate Release

Contact:

Dan Coccoluto	Al Palombo
Omtool, Ltd.	Cameron Associates
Chief Financial Officer (Acting)	Investor Relations
603-898-8900 Ext. 1446	(212) 245-8800 Ext. 209
coccoluto@omtool.com	al@cameronassoc.com

OMTOOL REPORTS CONTINUED INCREASE IN ACCUROUTE SALES WITH RELEASE OF
FOURTH QUARTER 2004 RESULTS

SALEM, N.H., February 1, 2005 – Omtool, Ltd. (NASDAQ: OMTL),  a leading provider of electronic business document exchange systems and software, today reported results of operations for the fourth quarter and year ended December 31, 2004.  Total revenues for the fourth quarter were $3.9 million, unchanged as compared to the same quarter last year.  Net income for the quarter was $548,000 or $0.14 per basic and diluted share as compared to $400,000 or $0.11 per basic and diluted share for the same quarter of 2003.

For the year ended December 31, 2004, total revenues were $14.8 million versus total revenues of $13.7 million for the year ended December 31, 2003.  The Company recorded net income of approximately $1.6 million or $0.42 per basic share and $0.41 per diluted share for 2004 as compared to a net loss of approximately $1.9 million, or ($0.56) per share, on a basic and diluted basis for 2003.

Software revenues from Omtool’s AccuRoute product increased by 12% in the fourth quarter of 2004 compared to the previous quarter and represented 43% of overall software license revenues for the quarter.  The AccuRoute 2.0 product represented 38% of software license revenues for the year as compared to 5% for its predecessor, AccuRoute 1.0, in the prior year.  In 2003, 92% of software license revenues were derived from Omtool’s legacy fax product.

Total software license revenues for 2004 were approximately $4.5 million, which represents an increase of approximately 10% as compared to 2003.  Associated hardware revenues were approximately $865,000 for the quarter ended December 31, 2004 representing an increase of approximately $168,000 or 24% from the prior quarter.  Hardware revenues for 2004 were approximately $3.2 million, an approximate 15% increase over the prior year.  The Company ended the year with a cash balance of approximately $10.7 million, which is an increase of $2.4 million for the year.

“2004 was a good year for Omtool.  We achieved our objectives relative to both profitability and more importantly, the continued introduction of our new product, AccuRoute 2.0,” stated Robert Voelk, President and Chief Executive Officer of Omtool.  “The fourth quarter of 2004 represented a strong finish to a year during which we maintained our commitment to profitability even as we embarked on the challenge of refocusing our company in a new direction.  Over the past year, that new direction and the product we built, AccuRoute 2.0, more than lived up to our expectations.  We chose the legal market as our first vertical market and have seen tremendous acceptance for both our product and our message.  By the end of the year 47 law firms had purchased the product, including 10 of the largest 50 law firms in the U.S.  One of the most significant lessons we learned about AccuRoute during 2004 was that when we were able to present the product to law firms, who were evaluating solutions to the problem of routing paper documents, AccuRoute was selected as the solution virtually every time.”

Voelk commented further, “During 2005 we are significantly expanding the resources devoted to AccuRoute and the legal market in particular.  We have doubled the sales staff directly charged with legal sales, increased our business development activities with partners and significantly increased our marketing expenditures focused on the legal vertical market.  Our experiences during 2004 makes us confident that these investments will result in increased sales to new law firms, expanded sales into existing law firms, and additional new strategic partner relationships to help us leverage this dynamic product.”  Voelk concluded, “Like many small public companies in 2005, we will also incur Sarbanes-Oxley related expenses throughout the year.  For a company of our size these expenses significantly impact the bottom line.  These expenses, in addition to the sales and marketing expenses we are undertaking, will put significant pressure on our earnings during the first half of 2005.  Despite these short term profitability challenges, we believe our prospects for growth in 2005 continue to be bright.”

About Omtool, Ltd.:

Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange.  Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure.  Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into industry-leading multifunction and scanning devices.  Based in Salem, N.H., with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding the Company’s future financial and operating performance, customer interest in the Company’s Genifax™ and AccuRoute™ products, long-term sales strategy, distribution channels, strategic partnerships and the future plans of Company management.  These forward-looking statements are neither promises nor guarantees, but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations set forth in the forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax™ software products, the success of the Company’s channel sales strategies, business partner strategies and new marketing efforts, the continuation of market demand for fax-based software solutions, fluctuations in quarterly results of operations, dependence on continuing market acceptance of Fax Sr. NT™ software, changes in the regulatory environment, dependence on continuing growth in the number of organizations implementing secure electronic document exchange, competition, the Company’s ability to complete development of, and market acceptance of new products, including the AccuRoute, Genidocs and Genifax software products, product enhancements, the risks associated with reductions in staff and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2004 and the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2004, August 10, 2004 and November 15, 2004.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follow.

Consolidated Statements of Operations

(in Thousands except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2004	2003	2004	2003
Revenues:
Software license	$1,190	$1,130	$4,505	$4,102
Hardware	865	940	3,177	2,767
Service and other	1,891	1,813	7,108	6,878
Total revenues	3,946	3,883	14,790	13,747
Cost of revenues:
Software license	44	42	196	280
Hardware	551	628	1,944	1,859
Service and other	676	738	2,743	3,152
Total cost of revenues	1,271	1,408	4,883	5,291
Gross profit	2,675	2,475	9,907	8,456
Operating expenses:
Sales and marketing	1,055	1,038	4,100	4,745
Research and development	506	452	1,937	2,187
General and administrative	618	593	2,417	2,947
Restructuring charge	—	—	—	807
Total operating expenses	2,179	2,083	8,454	10,686
Income (loss) from operations	496	392	1,453	(2,230)
Interest and other income	35	19	140	140
Income (loss) before tax (benefit) provision	531	411	1,593	(2,090)
Tax (benefit) provision	(17)	11	(7)	(144)
Net Income (loss)	$548	$400	$1,600	$(1,946)

Net income (loss) per share
Basic	$0.14	$0.11	$0.42	$(0.56)
Diluted	$0.14	$0.11	$0.41	$(0.56)

Weighted average number of common shares outstanding
Basic	3,851	3,500	3,765	3,494
Diluted	4,028	3,558	3,946	3,494

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets (in Thousands)	December 31, 2004	December 31, 2003
	(Unaudited)

Assets:
Cash and cash equivalents	$10,655	$8,242
Accounts receivable, net	1,803	1,535
Inventory	138	38
Prepaids and other	279	268
	12,875	10,083
Property and equipment, net	213	395
Other assets	12	14
	$13,100	$10,492
Liabilities and stockholders’ equity:
Accounts payable	$850	$884
Accrued expenses	1,258	1,203
Accrued state sales tax	700	1,010
Accrued restructuring	—	444
Deferred revenue	3,661	3,512
	6,469	7,053
Stockholders’ equity	6,631	3,439
	$13,100	$10,492